UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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SONOS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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January 16, 2020
To Our Stockholders:
You are cordially invited to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Sonos, Inc. The Annual Meeting will be held at 614 Chapala Street, Santa Barbara, CA 93101 on February 27, 2020 at 10:00 a.m. Pacific Time.
The matters expected to be acted upon at the Annual Meeting are listed in the Notice of Annual Meeting of Stockholders and more fully described in the accompanying proxy statement. We have also made available or provided our Annual Report on Form 10-K for the fiscal year ended September 28, 2019, which contains important business and financial information regarding Sonos.
Your vote is important. Whether or not you plan to attend the Annual Meeting, to ensure that your shares will be represented, please cast your vote as soon as possible via the internet or by phone, or, if you received a paper proxy card and voting instructions by mail, by completing and returning the enclosed proxy card in the postage-prepaid envelope. Your vote by proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person.
Sincerely,
Patrick Spence
Chief Executive Officer and Director

YOUR VOTE IS IMPORTANT
All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, you are encouraged to submit your proxy and voting instructions via the internet or by phone, or, if you received a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. You may do so automatically by voting in person at the Annual Meeting, or by delivering to us a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON FEBRUARY 27, 2020: THE PROXY STATEMENT, PROXY CARD AND ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM.

SONOS, INC.
614 Chapala Street
Santa Barbara, CA 93101

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

January 16, 2020

Time and Date:	February 27, 2020 at 10:00 a.m. Pacific Time
Place:	614 Chapala Street, Santa Barbara, CA 93101
Items of Business:	1.	Elect the three Class II directors listed in the accompanying proxy statement.
	2.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Sonos, Inc. for the fiscal year ending October 3, 2020.
	3.	Transact any other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
Record Date:	Only stockholders of record at the close of business on January 6, 2020 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.
Proxy Voting:
Each share of common stock that you own represents one vote.
For questions regarding your stock ownership, you may contact us through our website at https://investors.sonos.com or, if you are a registered holder, contact our transfer agent, American Stock Transfer & Trust Company, LLC, through its website at www.astfinancial.com or by phone at (800) 937-5449.

This notice of the Annual Meeting, proxy statement, form of proxy and our 2019 Annual Report are being distributed or made available on or about January 16, 2020.
Whether or not you plan to attend the Annual Meeting, we encourage you to vote and submit your proxy via the internet, or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting.
By Order of the Board of Directors,
Edward Lazarus
Chief Legal Officer and Corporate Secretary
Santa Barbara, California
January 16, 2020

SONOS, INC.
PROXY STATEMENT FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

SONOS, INC.
614 Chapala Street
Santa Barbara, CA 93101

PROXY STATEMENT FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

January 16, 2020
INFORMATION ABOUT SOLICITATION AND VOTING
The accompanying proxy is solicited on behalf of the board of directors of Sonos, Inc. (“we,” “us,” “our company” or “Sonos”) for use at our 2020 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at 614 Chapala Street, Santa Barbara, CA 93101 on February 27, 2020 at 10:00 a.m. Pacific Time, and any adjournment or postponement thereof. Beginning on or about January 16, 2020, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), which contains instructions on how to access this proxy statement for the Annual Meeting (this “Proxy Statement”) and our Annual Report on Form 10-K for the fiscal year ended September 28, 2019 (the “Annual Report”), is being mailed to our stockholders. Our fiscal year ended September 28, 2019 is also referred to herein as “Fiscal 2019.”
INTERNET AVAILABILITY OF PROXY MATERIALS
We are using the internet as the primary means for furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability with instructions for accessing the proxy materials online, including this Proxy Statement and our Annual Report, and for voting via the internet or by phone. The Notice of Internet Availability also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We encourage stockholders to take advantage of the online availability of proxy materials, as we believe it helps in conserving natural resources and reduces our printing and mailing costs.
GENERAL INFORMATION ABOUT THE MEETING
What is the purpose of the Annual Meeting?
At the Annual Meeting, stockholders will vote upon the proposals described in this Proxy Statement.
What proposals are scheduled to be voted on at the Annual Meeting?
Stockholders will be asked to vote upon two proposals. The proposals are:
1. The election of each of the three Class II directors set forth in Proposal One to serve for a term of three years or until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal.
2. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2020.
What is the recommendation of our board of directors on each of the proposals scheduled to be voted upon at the Annual Meeting?
Our board of directors recommend that you vote your shares:

•	FOR each of the nominees to the board of directors (Proposal One); and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2020 (Proposal Two).

Who can vote at the Annual Meeting?
Stockholders as of the close of business on January 6, 2020 (the “Record Date”), are entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 109,837,789 shares of our common stock outstanding and entitled to vote.
Each share of our common stock as of the close of business on the Record Date is entitled to one vote on each matter presented at the Annual Meeting. There is no cumulative voting.
How do I vote my shares?
Stockholder of Record: Shares Registered in Your Name
If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee
If, on the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
Voting Instructions
If you are a stockholder of record, you may:

•	VOTE IN PERSON - we will provide a ballot to stockholders who attend the Annual Meeting and wish to vote in person;

•	VOTE BY MAIL - if you request a paper proxy card, simply complete, sign and date the enclosed proxy card, then follow the instructions on the card: or

•	VOTE VIA THE INTERNET OR VIA TELEPHONE - follow the instructions on the proxy card and have the proxy card available when you access the internet website or place your telephone call.
Votes submitted via the internet or by telephone must be received by 11:59 p.m. Eastern Time on February 26, 2020. If you submit your vote by mail, your completed, signed and dated proxy card must be received prior to the Annual Meeting. Submitting your proxy, whether via the internet, via telephone or by mail if you requested a paper proxy card, will not affect your right to vote at the Annual Meeting should you decide to attend the meeting.
If you are not a stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.
What if I return my proxy card but do not provide voting instructions?
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.
If you hold your shares in street name and do not vote, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described below) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.

Can I change my vote or revoke my proxy?
A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	Delivering to our Corporate Secretary a written notice stating that the proxy is revoked;

•	Signing and delivering a proxy bearing a later date;

•	Voting again via internet or by phone no later than 11:59 p.m. Eastern Time on February 26, 2020; or

•	Attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
What is the quorum requirement for the Annual Meeting?
The holders of a majority of the voting power of the shares of our common stock entitled to vote at the Annual Meeting as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or if you have properly submitted a proxy.
What is the vote required for each proposal?
For Proposal One, each director will be elected by a plurality of the votes cast, which means that the three individuals nominated for election to our board of directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may vote “FOR ALL NOMINEES,” to “WITHHOLD AUTHORITY FOR ALL NOMINEES” or “FOR ALL EXCEPT” one or any of the nominees you specify. If any nominee is unable or unwilling to serve for any reason, proxies may be voted for such substitute nominee as the proxy holder might determine. Proxies may not be voted for more than three directors. Each nominee has consented to being named in this Proxy Statement and to serve if elected.
For Proposal Two, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2020 will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting represents a majority of the votes cast by stockholders.
How are abstentions and broker non-votes treated?
Abstentions (i.e. shares present at the Annual Meeting and marked “abstain”) are deemed to be shares presented or represented by proxy and entitled to vote, and are counted for purposes of determining whether a quorum is present. Abstentions have no effect on Proposal One or Proposal Two.
Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. This is a “broker non-vote.”
Proposal One is considered a non-routine matter. If you do not provide your broker with specific instructions on how to vote your shares, the broker that holds your shares will not be authorized to vote on Proposal One. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
Proposal Two is considered a routine matter. Brokers have discretionary authority to vote shares that are beneficially owned on Proposal Two.
Broker non-votes will have no effect on the outcome of Proposal One or Proposal Two, other than for purposes of determining whether a quorum is present.

What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card via the internet or by mail. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign and return each proxy card you received to ensure that all of your shares are voted.
Who is paying for this proxy solicitation?
We will pay the expenses of soliciting proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any other information furnished to stockholders. Following the original mailing of the proxy materials, we and our agents, including directors, officers and other employees, without additional compensation, may solicit proxies by mail, email, telephone, facsimile, by other similar means or in person. Following the original mailing of the proxy materials, we will request brokers, custodians, nominees and other record holders to forward copies of the proxy materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials or vote via the internet or by phone, you are responsible for any internet access or phone charges you may incur.
Where can I find the voting results?
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the U.S. Securities and Exchange Commission (the “SEC”) in a current report on Form 8-K within four business days of the Annual Meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Corporate Governance Guidelines set forth our policies and procedures related to corporate governance and cover topics including director qualifications and responsibilities, board composition and management, and succession planning. Our Corporate Governance Guidelines are available without charge on the Investor Relations section of our website, which is located at https://investors.sonos.com, by clicking on “Governance Documents” in the “Corporate Governance” section of our website.
We have adopted a Code of Business Conduct and Ethics that applies to all of the members of our board of directors, officers and employees. Our Code of Business Conduct and Ethics is posted on the Investor Relations section of our website, which is located at https://investors.sonos.com, by clicking on “Governance Documents” in the “Corporate Governance” section of our website. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website at the location specified above.
Board Leadership Structure
Our Corporate Governance Guidelines provide that the roles of Chairperson and Chief Executive Officer may be either separate or combined, and our board of directors exercises its discretion in combining or separating these positions as it deems appropriate in the best interests of our company. In the event that our Chief Executive Officer holds the Chairperson position, our board of directors will designate a “lead independent director” by a majority vote of the independent directors, which “lead independent director” shall have the responsibilities set forth in our Corporate Governance Guidelines.
Currently, Michelangelo Volpi, an independent director, serves as our Chairperson. Our board of directors believes that separating the positions of Chief Executive Officer and Chairperson allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairperson to lead our board of directors in its fundamental role of providing independent advice to, and oversight of, management. Mr. Volpi has been the Chairperson of our board of directors since November 2010, and Patrick Spence has served as our Chief Executive Officer and as a member of the board of directors since January 2017. Both Mr. Volpi and Mr. Spence were selected to serve in their respective positions due to their extensive experience in senior leadership positions at technology companies.
Our Corporate Governance Guidelines provide the flexibility for our board of directors to modify this leadership structure as appropriate.
Our Board of Directors’ Role in Risk Oversight
Our board of directors as a whole has responsibility for risk oversight. Our board of directors exercises this risk oversight responsibility directly and through its committees. The risk oversight responsibility of our board of directors and its committees is informed by reports from our management teams and from our internal audit department that are designed to provide visibility to our board of directors about the identification, assessment and management of key risks, and our management’s risk mitigation strategies. Our board of directors has primary responsibility for evaluating strategic and operational risk, including related to significant transactions. Our audit committee has primary responsibility for overseeing our major financial and accounting risk exposures, and, among other things, discusses guidelines and policies with respect to assessing and managing risk with management and our independent auditor. Our audit committee also has responsibility for overseeing risks related to cybersecurity, data privacy and security. Our compensation committee has responsibility for evaluating risks arising from our compensation policies and practices. Our nominating and corporate governance committee has responsibility for evaluating risks relating to our corporate governance practices. Our committees and management, as appropriate, provide reports to our board of directors regarding these and other matters.
Independence of Directors
Our board of directors conducts an annual review of the independence of our directors. Our board of directors has determined that each of the members of our board of directors, other than Mr. Spence, is “independent” as that term is defined under the rules of The Nasdaq Stock Market (“Nasdaq”). Our board of directors has also determined that all members of our audit committee, compensation committee and nominating and corporate governance committee are independent and satisfy the relevant SEC and Nasdaq independence requirements for such committees. In assessing independence, our board of directors determined that none of the members of our board of directors, other than Mr. Spence, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Committees of Our Board of Directors
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Each of these committees has a written charter approved by our board of directors. Copies of the charters for each committee are available on the Investor Relations section of our website, which is located at https://investors.sonos.com, by clicking on “Governance Documents” in the “Corporate Governance” section of our website.
Audit Committee
Our audit committee is composed of Karen Boone, who is the Chair of our audit committee, Robert Bach and Julius Genachowski. The composition of our audit committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Ms. Boone is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K.
As more fully described in its charter, our audit committee, has responsibility for, among other things:

•	selecting an accounting firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal accounting controls and audit procedures;

•	reviewing and approving any proposed transaction between our company and any related party; and

•
approving the fees and other compensation to be paid to our independent registered public accounting firm, and pre-approving all audit and non-audit related services provided by our independent registered public accounting firm.

Compensation Committee
Our compensation committee is composed of Thomas Conrad, who is the Chair of our compensation committee, Karen Boone and John Maeda. The composition of our compensation committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations, including the requirement that each member of the committee qualify as a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”).
As more fully described in its charter, our compensation committee, has responsibility for, among other things:

•	reviewing and determining the compensation of our executive officers and making recommendations to our board of directors regarding compensation of our non-employee directors;

•	administering our stock and equity incentive plans;

•	reviewing and making recommendations to our board of directors regarding the adoption or amendment of incentive compensation and equity plans;

•	reviewing the compensation-related disclosures in our proxy statements; and

•	establishing and reviewing general policies relating to the compensation and benefits of our employees.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is composed of Mr. Genachowski, who is the Chair of our nominating and corporate governance committee, and Mr. Volpi. The composition of our nominating and corporate governance committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations.
As more fully described in its charter, our nominating and corporate governance committee, has responsibility for, among other things:

•	identifying, evaluating and recommending nominees to our board of directors and committees of our board of directors;

•	conducting searches for appropriate directors;

•	evaluating the performance of our board of directors and of individual directors;

•	considering and making recommendations to the board of directors regarding the composition of the board and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting; and

•	making recommendations to our board of directors concerning corporate governance matters.
Compensation Committee Interlocks and Insider Participation
The members of our compensation committee during Fiscal 2019 included Mr. Conrad, Ms. Boone, Ms. Bagley and Mr. Maeda. None of the members of our compensation committee in Fiscal 2019 was at any time during Fiscal 2019 or at any other time one of our officers or employees, and none had or have any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. Although Ms. Bagley served as our compensation committee Chair during Fiscal 2019, she resigned from such committee and from our board of directors prior to serving as our Chief Financial Officer. During Fiscal 2019, none of our executive officers served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee.
Board and Committee Meetings and Attendance
Our board of directors and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. During Fiscal 2019: (i) our board of directors met four (4) times; (ii) our audit committee met five (5) times; (iii) our compensation committee met four (4) times; and (iv) our nominating and corporate governance committee met four (4) times.
During Fiscal 2019, each member of our board of directors attended at least 75% of the aggregate of all meetings of our board of directors and of all meetings of committees of our board of directors on which such member served that were held during the period in which such director served.
Board Attendance at Annual Meeting of Stockholders
Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. As a result of the adjournment of our 2019 annual meeting of stockholders from February 27, 2019 to March 15, 2019 due to a technical issue related to the mailing of the proxy materials, none of our directors attended our 2019 annual meetings of stockholders. We expect that all of our directors will attend the Annual Meeting.
Presiding Director of Non-Employee Director Meetings
Our non-employee directors meet regularly in scheduled executive sessions without management to promote open and honest discussion. Our Chairperson, Mr. Volpi, is the presiding director at these meetings.

Communication with Directors
Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of our board of directors or a specific member of our board of directors (including our Chairperson or lead independent director, if any) may do so by letters addressed to the attention of our Corporate Secretary.
All communications are reviewed by the Corporate Secretary and provided to the members of our board of directors as appropriate. Unsolicited items, sales materials, abusive, threatening or otherwise inappropriate materials and other routine items and items unrelated to the duties and responsibilities of our board of directors will not be provided to directors.
The address for these communications is:
Sonos, Inc.
614 Chapala Street
Santa Barbara, CA 93101
Attn: Corporate Secretary
Corporate Social Responsibility
We are committed to ethical and sustainable practices and strive to positively affect our community and meaningfully decrease our environmental footprint. To help accomplish these goals, we have developed our sustainability program which consists of the following five components: social impact, product design, our people, supply chain and facilities.
As part of our program, we ask all suppliers to sign a Supplier Code of Conduct which states our expectations around human rights, environmental practices in factories, human rights and worker rights and safety, and we regularly audit our suppliers and collaborate to address any areas of concern. We work to minimize our environmental impact in our product design and in our facilities and operations. Through our Sonos Soundwaves program, we work to support quality music education for underserved youth around the globe.
More information on our sustainability program can be found at https://www.sonos.com/en-us/sustainability.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS
Nomination to the Board of Directors
The nominating and corporate governance committee is responsible for recommending to the board of directors nominees for election to our board of directors at each annual meeting of stockholders and for identifying one or more candidates to fill any vacancies that may occur on our board of directors. New candidates may be identified through recommendations from existing directors or members of management, consultants or third-party search firms, discussions with other persons who may know of suitable candidates to serve on our board of directors, and stockholder recommendations. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the nominating and corporate governance committee, interviews with the committee as a whole, one or more members of the committee, or one or more other board members, and discussions within the committee and the full board. The nominating and corporate governance committee then recommends candidates to the full board, with the full board of directors selecting the candidates to be nominated for election by the stockholders or to be appointed by the board of directors to fill a vacancy.
The nominating and corporate governance committee will consider director candidates proposed by stockholders as well as recommendations from other sources. Additional information regarding the process for properly submitting stockholder nominations for candidates for nomination to our board of directors is set forth below under “Stockholder Proposals for the 2021 Annual Meeting - Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials for the 2021 Annual Meeting.”
Director Qualifications
In accordance with its charter and our Corporate Governance Guidelines, the nominating and corporate governance committee develops and recommends to our board of directors appropriate criteria, including desired qualifications, expertise, skills and characteristics, for selection of new directors and periodically reviews the criteria adopted by our board of directors and, if appropriate, recommends changes to such criteria.
Our board of directors seeks members from diverse professional backgrounds who combine a strong professional reputation and knowledge of our business and industry with a reputation for integrity. Our board of directors does not have a formal policy with respect to diversity and inclusion; however, it affirms the value placed on diversity within our company. Diversity of experience, expertise and viewpoints is one of many factors the nominating and corporate governance committee considers when recommending director nominees to our board of directors. Further, our board of directors is committed to actively seeking highly qualified women and individuals from minority groups to include in the pool from which new candidates are selected. Our board of directors also seeks members that have experience in positions with a high degree of responsibility or are, or have been, leaders in the companies or institutions with which they are, or were, affiliated, but may seek other members with different backgrounds, based upon the contributions they can make to our company.
The brief biographical description of each director set forth in “Proposal One: Election of Directors” below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

PROPOSAL ONE: ELECTION OF DIRECTORS
In accordance with our restated certificate of incorporation and our restated bylaws, our board of directors currently consists of seven directors and is divided into three classes, with staggered three-year terms. Directors in Class II will stand for election at the Annual Meeting. The terms of office of directors in Class III and Class I expire at our Annual Meetings of Stockholders to be held in 2021 and 2022, respectively.
At the recommendation of our nominating and corporate governance committee, our board of directors proposes that each of the three nominees named below be elected as a Class II director for a three-year term expiring at our 2023 Annual Meeting of Stockholders or until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal.
Nominees to Our Board of Directors
The nominees, their ages as of January 16, 2020, biographical information and lengths of service on our board of directors are set forth below.

Name	Age	Position	Director Since
Class II Directors:
Thomas Conrad(1)	50	Director and Director Nominee	March 2017
Julius Genachowski (2)(3)	57	Director and Director Nominee	September 2013
Michelangelo Volpi (3)	53	Chairperson, Director and Director Nominee	March 2010

(1)    Member of our compensation committee
(2)    Member of our audit committee
(3)    Member of our nominating and corporate governance committee
Thomas Conrad has served as a member of our board of directors since March 2017. Mr. Conrad is currently the Chief Product Officer of Quibi, a short form streaming service, a position he has held since March 2019. Mr. Conrad was the Vice President of Product at Snap Inc., a camera company, from March 2016 to March 2018. Prior to Snap, Mr. Conrad served as the Chief Technology Officer of Pandora Media, Inc. (“Pandora”), a streaming music service company, from July 2004 to June 2014, and as the Executive Vice President of Product of Pandora from July 2004 to March 2014. Mr. Conrad holds a B.S.E in computer science from the University of Michigan. Mr. Conrad was selected to serve as a member of our board of directors due to his management experience and his experience in the development of music-based technology products.
Julius Genachowski has served as a member of our board of directors since September 2013. Mr. Genachowski is currently a Managing Director and Partner of The Carlyle Group, a global investment firm, a position he has held since January 2014. Previously, Mr. Genachowski served as the Chairman of the U.S. Federal Communications Commission from June 2009 to May 2013. Mr. Genachowski has held senior executive positions at IAC/InterActiveCorp, an internet and media company, and has also served as a director of or advisor to various companies. Mr. Genachowski currently serves on the board of directors of Mastercard Incorporated, a technology company in the global payments industry, and Sprint Corporation, a communications company. He also served on the President's Intelligence Advisory Board under President Obama. Mr. Genachowski holds a B.A. in history from Columbia University and a J.D. from Harvard Law School, and served as a law clerk to U.S. Supreme Court Justice David H. Souter. Mr. Genachowski was selected to serve on our board of directors due to his experience in the technology, communications and media industries, his expertise in regulatory matters, his global perspective and his experience serving on the board of directors of public companies.
Michelangelo Volpi has served as a member of our board of directors since March 2010 and as the Chairperson of our board of directors since November 2010. Since July 2009, Mr. Volpi has served as a General Partner of Index Ventures, a venture capital firm. From June 2007 to July 2009, Mr. Volpi served as the Chief Executive Officer of Joost N.V., an internet premium video services company. From 1994 to June 2007, Mr. Volpi served in various executive roles at Cisco Systems, Inc., a networking and telecommunications company. Mr. Volpi currently serves on the board of directors of Exor N.V., a holding company, Fiat Chrysler Automobiles N.V., an auto maker, Zuora, Inc., an enterprise software company, and Elastic N.V., a data search engine company. Mr. Volpi previously served on the board of directors of Hortonworks, Inc., a data software company, from October 2011 to January 2019 and on the board of directors of Pure Storage, Inc., an all-flash data storage company, from April 2014 to

October 2018. Mr. Volpi holds a B.S. in mechanical engineering and an M.S. in manufacturing systems engineering from Stanford University and an M.B.A. from the Stanford University Graduate School of Business. Mr. Volpi was selected to serve as a member of our board of directors due to his extensive experience in senior leadership positions at technology and other companies.
Continuing Directors
The directors who are serving for terms that end following the Annual Meeting and their ages, as of January 16, 2020, biographical information and lengths of service on our board of directors are set forth below.

Name	Age	Position	Director Since
Class III Directors:
Patrick Spence	45	Chief Executive Officer and Director	January 2017
Robert Bach (2)	58	Director	August 2011
Class I Directors:
Karen Boone(1)(2)	46	Director	June 2017
John Maeda (1)	53	Director	June 2012

(1)    Member of our compensation committee
(2)    Member of our audit committee
Patrick Spence has served as our Chief Executive Officer and as a member of our board of directors since January 2017, and as our President since July 2016. Previously, Mr. Spence served as our Chief Commercial Officer from June 2012 to June 2016. Prior to Sonos, Mr. Spence spent 14 years at Research In Motion Limited, a consumer electronics company and the developer of the BlackBerry device, in a variety of senior roles, including most recently serving as the Senior Vice President and the Managing Director of Global Sales and Regional Marketing from August 2011 until June 2012. Mr. Spence holds a B.A. in business administration from the Ivey Business School at the University of Western Ontario. Mr. Spence was selected to serve as a member of our board of directors due to the perspective and experience he brings as our Chief Executive Officer and due to his extensive experience in senior leadership positions at technology and other companies.
Robert Bach has served as a member of our board of directors since August 2011. Mr. Bach previously held various roles at Microsoft Corporation (“Microsoft”), a technology company, from 1988 until his retirement in 2010. At Microsoft, Mr. Bach served as the President of Entertainment and Devices from 2006 to 2010 and as Senior Vice President of the Home and Entertainment Division from 2000 to 2006, in addition to numerous other leadership positions during his tenure at Microsoft. Mr. Bach holds a B.A. in economics from the University of North Carolina at Chapel Hill and an M.B.A. from the Stanford University Graduate School of Business. Mr. Bach was selected to serve as a member of our board of directors due to his experience in developing and bringing to market internet-based products that rely on hardware, software and services.
Karen Boone has served as a member of our board of directors since June 2017. Ms. Boone most recently served as the President, Chief Financial and Administrative Officer of Restoration Hardware, Inc., a home furnishings company, from May 2014 until August 2018, and as Chief Financial Officer from June 2012 to May 2014. Prior to that, from 1996 to June 2012, Ms. Boone held various roles at Deloitte & Touche LLP, a public accounting firm, most recently as an Audit Partner.  Ms. Boone currently serves on the Board of Directors of Peloton Interactive, a connected fitness company, Tory Burch LLC, a retail company, and Collective Health, a health technology company.  Ms. Boone holds a B.S. in business economics from the University of California, Davis. Ms. Boone was selected to serve as a member of our board of directors due to her extensive accounting and management experience.
John Maeda has served as a member of our board of directors since June 2012. Mr. Maeda currently serves as Chief Experience Officer at Publicis Sapient, a digital business transformation company, a position he has held since August 2019. Mr. Maeda served as the Global Head of Computational Design and Inclusion at Automattic, Inc. (“Automattic”), a web development company, from August 2016 to July 2019. Before Automattic, Mr. Maeda served as a Design Partner at Kleiner Perkins Caufield & Byers (“Kleiner Perkins”), a venture capital firm, from December 2013 to August 2016. Prior to Kleiner Perkins, Mr. Maeda served as the President of the Rhode Island School of Design from June 2008 to January 2014, and as a Professor at the Massachusetts Institute of Technology from 1996 to 2008. Mr. Maeda continues to serve as a Strategic Advisor to Kleiner Perkins and also serves on the board of directors of Wieden+Kennedy, a global advertising firm. Mr. Maeda previously served as a Technical Advisory Board Member for Google Inc. He holds an S.M. and an S.B. in electrical engineering and computer science from the Massachusetts Institute of Technology, a Ph.D. in design science from the University of Tsukuba and an M.B.A. from the W.P. Carey School of Business at Arizona State University. Mr. Maeda was selected to serve as a member of our board of directors due to his extensive experience in product design and marketing, and his commitment to bringing diversity and inclusion into design.
There are no family relationships among our directors and executive officers.
Director Compensation
Director Compensation Table
The following table presents the total compensation for each person who served as a non-employee director during Fiscal 2019. Mr. Spence is not included in the table below, as he is employed as our Chief Executive Officer and receives no compensation for his service as director. The compensation received by Mr. Spence as an employee is included in “Executive Compensation—Summary Compensation Table” below. Ms. Bagley served on our board of directors as a non-employee director until her resignation on April 3, 2019 in connection with her appointment to serve as our Chief Financial Officer. The compensation received by Ms. Bagley as a non-employee director in Fiscal 2019 is included in “Executive Compensation—Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Total ($)
Robert Bach	60,000	240,637	300,637
Karen Boone (4)	69,959	210,000	279,959
Thomas Conrad (4)	62,479	210,000	272,479
Julius Genachowski	106,905	210,000	316,905
John Maeda	60,000	240,637	300,637
Michelangelo Volpi (5)	—	—	—

(1)
The amounts reported in this column represent the aggregate grant date fair value of the stock awards granted under our 2018 Equity Incentive Plan to our directors during Fiscal 2019, as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”). The amounts reported in this column reflect the accounting value for these equity awards and do not correspond to the actual economic value that may be received by our directors from such awards, which will vary depending on the performance of our common stock.

(2)	Our non-employee directors held the following number of stock options as of September 28, 2019:

Name	Shares Subject to Outstanding Stock Options
Robert Bach	226,434
Karen Boone	31,766
Thomas Conrad	31,766
Julius Genachowski	114,376
John Maeda	28,674
Michelangelo Volpi	—

(3)	Our non-employee directors held the following number of restricted stock units as of September 28, 2019:

Name	Shares Subject to Outstanding Stock Awards
Robert Bach	7,932
Karen Boone	7,932
Thomas Conrad	7,932
Julius Genachowski	7,932
John Maeda	7,932
Michelangelo Volpi	—

(4)
In connection with Ms. Bagley's resignation from our board of directors, the board appointed Ms. Boone to serve on the compensation committee and Mr. Conrad to serve as Chair of the compensation committee, each effective April 3, 2019.

(5)	Mr. Volpi declined to accept any compensation for his service on our board of directors in Fiscal 2019.
Non-Employee Director Compensation Arrangements
We pay each non-employee director an annual retainer fee of $50,000 for service on our board of directors and additional annual retainer fees for services as follows:

•	$15,000 for the Chair of our audit committee and $10,000 for each of its other members;

•	$15,000 for the Chair of our compensation committee and $10,000 for each of its other members; and

•	$15,000 for the Chair of our nominating and corporate governance committee and $10,000 for each of its other members.
Pursuant to a policy adopted by our board of directors, each non-employee director receives an annual equity grant of restricted stock units (“RSUs”) having a fair market value on the grant date equal to approximately $175,000 following each annual meeting of stockholders. Any non-employee director who is initially appointed to our board of directors receives an initial equity grant of RSUs having a fair market value on the grant date equal to approximately $175,000 at the time of appointment, with his or her annual equity grant at the subsequent annual meeting of stockholders subject to proration based on the date of his or her appointment. In each case, the number of shares of our common stock for which the grant of RSUs is settleable is determined by dividing $175,000 by the trailing 30 calendar day average of the closing price of our common stock on The Nasdaq Global Select Market. Each grant of RSUs will vest over one year in four equal quarterly installments following the date of grant, unless determined otherwise by our board of directors or our compensation committee. RSUs granted to non-employee directors under the policy described above will accelerate and vest in full in the event of a change of control, subject to the terms of our 2018 Equity Incentive Plan (the “2018 Plan”). For Fiscal 2019, in addition to receiving an annual equity grant for Fiscal 2019 services, each of our non-employee directors (other than Ms. Bagley) received a one-time award of fully vested RSUs in May 2019 equal to approximately $42,000 in consideration of services following our initial public offering until our first annual meeting of stockholders. Mssrs. Bach, Maeda, and Genachowski received an additional one-time award in May 2019 equal to approximately $31,000 to reflect the increased level of services that each provided in connection with our initial public offering, with Mssrs. Bach and Maeda receiving fully vested RSUs and Mr. Genachowski electing to receive cash fees.
We also reimburse our directors for their reasonable out-of-pocket expenses in connection with attending meetings of our board of directors and committees.
Director Stock Ownership Guidelines Policy
For a description of the Stock Ownership Guidelines Policy that applies to our directors, please see “Executive Compensation—Executive and Director Stock Ownership Guidelines Policy” below.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” FOR THE ELECTION OF THE THREE CLASS II DIRECTORS SET FORTH IN THIS PROPOSAL ONE.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending October 3, 2020, and recommends that our stockholders vote for the ratification of such selection. The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2020 requires the affirmative vote of a majority of the votes cast by stockholders. In the event that PricewaterhouseCoopers LLP is not ratified by our stockholders, the audit committee will review its future selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended September 28, 2019. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees and Services
We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, PricewaterhouseCoopers LLP periodically rotates the individuals who are responsible for our audit. In addition to performing the audit of our consolidated financial statements, PricewaterhouseCoopers LLP provided various other services during the fiscal years ended September 28, 2019 and September 29, 2018. Our audit committee has determined that PricewaterhouseCoopers LLP’s provision of these services, which are described below, does not impair PricewaterhouseCoopers LLP’s independence from us. During the years ended September 28, 2019 and September 29, 2018, fees for services provided by PricewaterhouseCoopers LLP were as follows:

	Fiscal Year Ended
	September 28, 2019	September 29, 2018
Audit fees (1)	$2,974,167	$2,678,796
Audit-related fees (2)	—	—
Tax fees (3)	192,545	6,369
Other fees (4)	2,700	1,800
Total fees	$3,169,412	$2,686,965

(1)
Consists of fees rendered in connection with the audit of our consolidated financial statements, including audited financial statements presented in our annual report on Form 10-K, review of the interim consolidated financial statements included in our quarterly reports and services normally provided in connection with regulatory filings. For the fiscal year ended September 29, 2018, also consists of professional services rendered in connection with our Registration Statement on Form S-1 related to our IPO, which was completed in August 2018.

(2)
Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)
Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, as well as technical tax advice related to federal and state income tax matters, assistance with sales tax and assistance with tax audits.

(4)	Consists of fees for professional services other than those reported in the categories above, including access to resource materials and portals.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm, the scope of services provided by our independent registered public accounting firm and the fees for the services to be performed. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our audit committee.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL TWO.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 31, 2019 by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our non-employee directors and director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of December 31, 2019 and shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2019 are deemed to be outstanding and to be beneficially owned by the person holding such awards for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Percentage ownership of our common stock is based on 109,824,689 shares of our common stock outstanding on December 31, 2019. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Sonos, Inc., 614 Chapala Street, Santa Barbara, CA 93101.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
KKR Stream Holdings LLC (1)	21,845,682	19.9%
Entities affiliated with Index Ventures (2)	8,084,253	7.4%
Non-Employee Directors and Nominees:
Robert Bach (3)	448,747	*
Karen Boone (4)	41,006	*
Thomas Conrad (5)	42,992	*
Julius Genachowski (6)	145,104	*
John Maeda (7)	102,997	*
Michelangelo Volpi (2)	8,084,253	7.4%
Named Executive Officers:
Patrick Spence (8)	1,815,770	1.6%
Brittany Bagley	-	-
Michael Giannetto (9)	300,625	*
Nicholas Millington (10)	1,054,358	1.0%
Matthew Siegel (11)	242,510	*
Edward Lazarus (12)	77,038	*
All executive officers and directors as a group (13 persons) (13)	12,717,602	11.2%

*	Less than 1%

(1)
Based on information contained in a Schedule 13G filed with the SEC by KKR Stream Holdings LLC on February 13, 2019. Each of KKR 2006 Fund L.P. (as the managing member of KKR Stream Holdings LLC), KKR Associates 2006 L.P. (as the general partner of KKR 2006 Fund L.P.), KKR 2006 GP LLC (as the general partner of KKR Associates 2006 L.P.), KKR Fund Holdings L.P. (as the designated member of KKR 2006 GP LLC), KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.), KKR Group Holdings Corp. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited), KKR & Co. Inc. (as the sole shareholder of KKR Group Holdings Corp.), KKR Management LLC (as the controlling shareholder of KKR & Co. Inc.) and Messrs. Henry R. Kravis and George R. Roberts (as the designated members of KKR Management LLC and the managers of KKR 2006 GP LLC) may be deemed to be the beneficial owners having shared voting and dispositive power with respect to the shares owned by KKR Stream Holdings LLC. The principal business address of each of the entities and persons listed in this footnote, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York 10019. The principal business address of Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(2)
Based on information contained in a Form 4 filed with the SEC by Michelangelo Volpi on May 20, 2019. Consists of (i) 7,313,231 shares held by Index Ventures Growth I (Jersey), L.P. (“Index I”), (ii) 730,602 shares held by Index Ventures Growth I Parallel Entrepreneur Fund (Jersey), L.P. (“Index I Parallel”) and (iii) 40,420 shares held by Yucca (Jersey) S.L.P. (“Yucca”). Index Venture Growth Associates I Limited (“IVGA I”) is the managing general partner of Index I and Index I Parallel and has the sole voting and investment power with respect to the shares held by Index I and Index I Parallel. Yucca is a co-investment vehicle that is contractually required to mirror the investment of Index I and Index I Parallel. Nigel Greenwood, Ian Henderson, Sinéad Meehan, Bernard Dallé, Phil Balderson and David Hall are the directors of IVGA I and may be deemed to have shared voting, investment and dispositive power with respect to the shares held by these entities. Mr. Volpi, who is a member of our board of directors, is a partner within the Index Ventures group. The principal business address for Index I, Index I Parallel and Yucca is 44 Esplanade, St. Helier, Jersey JE1 EFG, United Kingdom.

(3)
Consists of (i) 186,291 shares held by Mr. Bach individually, (ii) 12,000 shares held by the Robert J. Bach 2013 Annuity Trust, for which Mr. Bach serves as a trustee, (iii) 16,000 shares held by the Pauline M. Bach 2016 Annuity Trust, of which Mr. Bach’s spouse is a beneficiary, (iv) 12,000 shares held by the Pauline M. Bach 2013 Annuity Trust, of which Mr. Bach’s spouse is a beneficiary, (v) 218,490 shares subject to stock options held by Mr. Bach that are exercisable within 60 days of December 31, 2019, and (vi) 3,966 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2019.

(4)
Consists of (i) 15,864 shares, (ii) 21,176 shares subject to stock options that are exercisable within 60 days of December 31, 2019, and (iii) 3,966 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2019.

(5)
Consists of (i) 15,864 shares, (ii) 23,162 shares subject to stock options that are exercisable within 60 days of December 31, 2019, and (iii) 3,966 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2019.

(6)
Consists of (i) 35,864 shares, (ii) 105,274 shares subject to stock options that are exercisable within 60 days of December 31, 2019, and (iii) 3,966 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2019.

(7)
Consists of (i) 85,523 shares, (ii) 13,508 shares subject to stock options that are exercisable within 60 days of December 31, 2019, and (iii) 3,966 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2019.

(8)
Consists of (i) 56,129 shares, (ii) 1,736,014 shares subject to stock options that are exercisable within 60 days of December 31, 2019, and (iii) 23,627 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2019.

(9)
Consists of (i) 290,848 subject to stock options that are exercisable within 60 days of December 31, 2019, and (ii) 9,777 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2019. Mr. Giannetto ceased serving as Chief Financial Officer in April 2019 and retired effective July 1, 2019.

(10)
Consists of (i) 115,935 shares, (ii) 921,041 shares subject to stock options that are exercisable within 60 days of December 31, 2019, and (iii) 17,382 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2019.

(11)
Consists of (i) 33,092 shares, (ii) 192,579 shares subject to stock options that are exercisable within 60 days of December 31, 2019, and (iii) 16,839 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2019.

(12)
Consists of (i) 6,397 shares, (ii) 50,000 shares subject to stock options that are exercisable within 60 days of December 31, 2019, and (iii) 20,641 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2019.

(13)
Consists of (i) 8,698,122 shares, (ii) 3,896,076 shares subject to stock options that are exercisable within 60 days of December 31, 2019, and (iii) 123,404 shares issuable upon the settlement of RSUs that will vest within 60 days of December 31, 2019 held by all persons who are directors, nominees for director and/or current executive officers of Sonos as of the date of this Proxy Statement. Because Mr. Giannetto retired effective July 1, 2019, his holdings are not included.

EXECUTIVE OFFICERS
Our executive officers and their ages, as of January 16, 2020, and biographical information are set forth below.

Name	Age	Position
Patrick Spence	45	Chief Executive Officer and Director
Brittany Bagley	36	Chief Financial Officer
Anna Fraser	38	Chief People Officer
Edward Lazarus	60	Chief Legal Officer and Corporate Secretary
Nicholas Millington	43	Chief Product Officer
Matthew Siegel	46	Chief Commercial Officer
David Perri	49	Chief Operations Officer
Our executive officers are designated by, and serve at the discretion of, our board of directors. There is no family relationship among any of the directors or executive officers.
Patrick Spence. For a brief biography of Mr. Spence, please see “Proposal One: Election of Directors—Continuing Directors.”
Brittany Bagley has served as our Chief Financial Officer since April 2019. Ms. Bagley served on our board of directors from September 2017 to April 2019. From December 2017 to April 2019, Ms. Bagley served as a Managing Director of Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”), a global investment firm, and previously served in other roles at KKR from July 2007 to December 2017. Prior to joining KKR, Ms. Bagley was an analyst at The Goldman Sachs Group, Inc., an investment banking firm. Ms. Bagley holds a B.A. from Brown University.
Anna Fraser has served as our Chief People Officer since January 2017. Prior to Sonos, from September 2007 to January 2017, Ms. Fraser served as the Director and Chief of Staff for People Operations of Google Inc., a technology company, where she was responsible for people strategy and employee experience. Ms. Fraser holds a B.A. in sociology from Harvard University.
Edward Lazarus has served as our Chief Legal Officer and Corporate Secretary since January 2019. From January 2013 to December 2018, Mr. Lazarus served as the Executive Vice President, General Counsel and Corporate Secretary of Tribune Media Company. Prior to Tribune, Mr. Lazarus worked as an independent consultant and attorney from February 2012 to January 2013 and served as the Chief of Staff to the Chairman of the Federal Communications Commission from June 2009 to February 2012. From 2000 to 2009, Mr. Lazarus practiced law at Akin Gump Strauss Hauer & Feld LLP. Mr. Lazarus holds a B.A. from Yale University and a J.D. from Yale Law School. Since 2015, Mr. Lazarus has served on the board of directors of the Sequoia Fund, a mutual fund.
Nicholas Millington has served as our Chief Product Officer since February 2017. Mr. Millington previously served as our Vice President and Chief of Staff of Product from February 2010 to January 2017, as our Director of Advanced Development and Architecture from November 2006 to February 2010 and as our Director of Software Development from April 2003 to October 2006. Prior to Sonos, from June 1998 to April 2003, Mr. Millington served as a Software Design Engineer Lead, SharePoint for Microsoft Corporation, a technology company. Mr. Millington holds a B.S.E. in electrical engineering from Duke University.
Matthew Siegel has served as our Chief Commercial Officer since September 2017. Prior to Sonos, from April 2014 to August 2017, Mr. Siegel served as the Vice President, General Manager of Digital Commerce of Nike, Inc., a sportswear and athletic apparel company. From December 2008 to February 2014, Mr. Siegel served as Executive Vice President, Digital Commerce at Ann, Inc., a national clothing retailer. Mr. Siegel holds a B.S. in communications studies from Northwestern University.
David Perri has served as our Chief Operations Officer since February 2017. Prior to that, he served as our Vice President of Operations from September 2015 to February 2017, our Vice President of Product Development from February 2010 to September 2015, and our Director of Hardware Development from June 2008 to February 2010. Mr. Perri holds a M.B.A. from Babson College and a B.S. in electrical engineering from Worcester Polytechnic University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides context for the policies and decisions underlying the compensation reported in the executive compensation tables included in this proxy statement for our named executive officers (“NEOs”). For Fiscal 2019, our NEOs were:

Named Executive Officer	Title
Patrick Spence	Chief Executive Officer
Brittany Bagley	Chief Financial Officer
Matthew Siegel	Chief Commercial Officer
Nicholas Millington	Chief Product Officer
Edward Lazarus	Chief Legal Officer
Michael Giannetto(1)	Former Chief Financial Officer

(1)	Mr. Giannetto served as Chief Financial Officer through April 2019.
Executive Summary
Fiscal 2019 Financial and Business Highlights

Sonos was founded in 2002 with a clear mission-to fill every home with music. This mission led us to invent wireless multi-room home audio systems that transformed the way people can listen to and share music throughout their homes. More recently, Sonos expanded its product line to include a portable speaker, thus extending the unique Sonos listening experience beyond the confines of the home environment. Our sound systems provide an immersive listening experience created by our thoughtfully designed speakers and components, our proprietary software platform and the ability to wirelessly stream the content our customers love from the services they prefer.

In Fiscal 2019, we achieved significant financial and operational results, including as follows:

•	Revenue increased 11% over the prior year (13% on a constant currency basis)* to a record $1.261 billion.

•	GAAP net loss narrowed to approximately $5 million.

•	Adjusted EBITDA increased 28% over the prior year to $89 million.*

•	Cash flows provided by operating activities of $121 million and positive free cash flow of over $97 million were generated.*

•	We added 1.7 million new households, the most we’ve ever added in a year, and are in approximately 9.1 million households as of the end of Fiscal 2019.

•	Our customers registered nearly 26.1 million products as of the end of Fiscal 2019, with 62% of households registering more than one Sonos product.

•	Our customers listened to 7.7 billion hours of audio content using our products in Fiscal 2019, according to our estimates, which represents 29% growth from the 2018 fiscal year.

•	We acquired Snips SAS for approximately $37.5 million in cash, our first acquisition as a public company (which closed on November 14, 2019).

•	We introduced Sonos Move, our first battery-powered, WiFi and Bluetooth-enabled speaker for use both indoors and outdoors, marking our first step outside the home.

•
We launched our first significant product partnerships - architectural in-ceiling, in-wall and outdoor speakers in partnership with Sonance, as well as a bookshelf speaker and table lamp speaker launched in partnership with IKEA.

*See Annex A.
2019 Executive Compensation Design

Fiscal 2019 was our first full year as a publicly-traded company, and many of our compensation decisions for the last year reflect our transition from private to public ownership. Prior to going public, Sonos’ historical compensation philosophy was to provide relatively low cash compensation (both base salaries and bonuses) and use equity incentives, primarily in the form of stock options, as the primary form of compensation. However, in order to continue to attract high quality executives and employees, we recognized that we needed to be more competitive on cash compensation going forward, and we also shifted to granting RSUs rather than options as our primary form of annual equity incentive to better align with market practices.

Highlights of key changes made as part of our transition include:

•
Salary increases - in early Fiscal 2019, we made changes for many of our executives and other employees to bring salaries more in line with competitive pay levels and to more accurately reflect their respective duties and responsibilities.

•
Increased annual incentive target opportunities - similarly, we increased the target annual incentives for each of our executive officers to 25% from 15%. While still lower than market, this was seen as a first step toward better alignment with peers and with the respective duties and responsibilities of executive officers of a public company.

•
A more formalized approach to funding annual incentives - the bonus funding in Fiscal 2019 was formulaically determined based on a matrix of revenue growth and GAAP operating income margin. Although we made substantial progress on our operating model in Fiscal 2019, both revenue growth and operating profits were below target for Fiscal 2019, resulting in annual incentive funding at 75.4% of target.

•
Shifted to restricted stock units with time-based vesting - given our historical reliance on stock options, our executives had relatively little in-the-money unvested equity as of our IPO. As a result, the compensation committee (the “Committee”) determined that it was appropriate to use RSUs as the primary vehicle for equity awards for Fiscal 2019 (except for new hire awards and the CEO’s grant, which included a mix of RSUs and options) in order to provide greater retention incentives, create more direct alignment with stockholders, and be more consistent with peers.

•
Special CEO equity award - we also determined to make a special “staking” award for our CEO following the IPO in order to create significant incentives to align the CEO’s interests directly with the interests of our stockholders. Given historical grant practices and timing, Mr. Spence effectively had very little in-the-money equity that had not already fully vested as of our IPO. The Committee decided to double his target equity award for Fiscal 2019 (from $5M to $10M) in order to ensure that Mr. Spence would continue to have strong incentives to drive stockholder value. All of the additional grant (half of his total award for Fiscal 2019) was made in the form of stock options, vesting 50% in November 2021 and 50% in November 2022, to create a stronger alignment between pay and performance.

Executive Compensation Philosophy

We operate in a highly competitive and rapidly evolving market. Our ability to compete and succeed in our market is directly correlated to our ability to recruit, incentivize, and retain talented individuals in the areas of product development, sales, marketing, and general and administrative functions. The market for skilled personnel in the technology industry is very competitive. The Committee believes that the most effective compensation program is designed to attract and reward talented individuals who possess the skills necessary to support our business objectives and create long-term value for our stockholders, expand our business, and assist in the achievement of our strategic goals.

Accordingly, the Committee believes executive compensation packages provided to our executives, including the NEOs, should include both cash and stock-based compensation that achieve the following goals:

•	Align the interests of management with those of stockholders;

•	Provide fair and competitive compensation;

•	Integrate compensation with our business plans;

•	Reward both business and individual performance; and

•	Attract and retain key executives critical to our success.

WHAT WE DO		WHAT WE DO NOT DO

☑
Link Pay for Performance:  We link pay for performance and stockholder interests by heavily weighting compensation to short-term cash incentive awards and long-term equity awards which are tied to the value of our share price.
		☒	Provide Single Trigger Acceleration: We do not provide for single trigger acceleration following a change of control.

☑
Incentivize a Strong Ownership Mentality: Our primary compensation vehicle is equity awards, which we use to motivate long-term performance and strongly align the interests of our executives with those of our stockholders.
		☒	Provide Material Executive Perquisites: We do not provide material perquisites for executives, except in connection with a business-related relocation.

☑	Maintain Rigorous Stock Ownership Guidelines: Executives are subject to stock ownership guidelines equal to a multiple of their annual base salaries (10x for CEO and 5x for other NEOs).	☒	Provide Tax Gross-Ups: We do not provide tax gross-ups for “excess parachute payments” or any other executive benefits, except in connection with business-related relocation.

☑
Appoint an Independent Chairperson of our Board of Directors: We separate the roles of Chairperson of our board of directors and Chief Executive Officer. This separation allows the Chairperson to focus on the effectiveness of our board of directors and oversight of our executives while our Chief Executive Officer focuses on executing our strategy and managing our business.
		☒	Provide Excessive Executive Retirement Benefits: Provide an executive pension plan or supplemental retirement plan.

☑	Use an Independent Compensation Advisor: The Committee selects and engages its own independent advisors.	☒	Encourage Excessive or Inappropriate Risk-Taking: Our compensation programs are balanced in order to mitigate undue risks in our programs.

☑
Prohibit the Hedging or Pledging of Our Common Stock: We prohibit all employees and directors from engaging in hedging transactions and only allow for pledging our common stock in limited circumstances, subject to the approval of our Compliance Officer.
		☒	Provide for guaranteed cash severance: Our offer letters do not provide for guaranteed cash severance in the event of termination.

Elements of Fiscal 2019 Compensation

The primary elements of our compensation program consist of base salary, annual incentive bonuses and annual long-term incentive awards. Primary elements and highlights of our Fiscal 2019 compensation program were as follows:

Element of Pay	Structure	Highlights

Base Salary (see page 22)
■ Fixed cash compensation for expected day-to-day responsibilities
■ Reviewed annually and adjusted when appropriate, based on scope of responsibility, performance, time in role, experience, and competitive market for executive talent
■ Fiscal 2019 salaries for each NEO were increased to increase the competitiveness of cash compensation and reduce our historical reliance on equity incentives

Annual Incentive Bonuses (see page 23)
■ Variable compensation paid in cash
■ Based on performance against pre-established enterprise-wide financial measures
■ Performance metrics evaluated annually for alignment with strategy and market trends

■ Fiscal 2019 target bonuses as a percentage of base salary were increased from 15% of salary to 25% of salary
■ Based on achievement versus the goals, fiscal 2019 annual bonuses paid out at 75.4% of target

Long-Term Incentives (see page 24)	■ Options vest over 4 years ■ Restricted stock units (“RSUs”) vest over 4 years
■ Options align NEOs’ interest with long-term stockholder value creation because the NEO derives value only if our stock price increases and encourage executive retention
■ RSUs minimize dilution and align NEOs’ interest with long-term stockholder value creation and encourage executive retention

Executive Pay Mix

In Fiscal 2019, a significant portion of our executive compensation consisted of variable, at-risk compensation and long-term incentives. As illustrated below, 95% of CEO compensation for Fiscal 2019 was delivered in variable compensation elements, and 90% of our other NEOs’ overall compensation, on average, was delivered in variable compensation elements.

Pay-for-Performance Outcomes

Our executive compensation program is highly sensitive to company performance and aligns the realizable pay of our executives with actual financial performance. As presented in the chart below, our CEO’s realizable pay for Fiscal 2019 represented approximately 50% of target total direct compensation. This reflects our continued focus on aligning pay-for-performance as described in more detail as follows:

•	The payout of our cash incentive plan for Fiscal 2019 was 75.4% of target

•	The value of the RSUs granted to our CEO in Fiscal 2019 has declined from the date of grant

•	The time-based stock options to our CEO are currently underwater

CEO Target vs. Realizable Pay - Fiscal 2019

Target pay is equal to the salary paid during the year, the annual incentive at target funding (25% of salary), and the grant date value of stock options and RSUs (as reported in the “Summary Compensation Table” below). Realizable pay is equal to the salary paid, actual annual incentive payouts, the value of RSU grants based on the fiscal year end share price, and the intrinsic or in-the-money value of stock options at fiscal year-end (zero in Fiscal 2019 as the awards were all underwater at fiscal year-end).

Frequency of Say on Pay Vote

Under rules adopted by the SEC which permit companies to delay their initial say-on-pay votes until the third year following their IPO, we will hold our first say-on-pay vote at our next annual meeting of stockholders and on an annual basis thereafter beginning in 2021.

Sonos first became public in August 2018 and we have made and are continuing to make significant changes to our executive compensation program to reflect our transition from a private to public company. Our board of directors believes that holding the say-on-pay vote at next year’s annual meeting of stockholders will enable our stockholders to provide more meaningful feedback regarding the transition of our compensatory programs and practices and the effectiveness of our executive compensation program and related business outcomes of our company.

Pay Positioning and Compensation Peers

When setting Fiscal 2019 compensation, the Committee considered competitive market practices when setting total pay levels. However, competitive market data is only one of several resources made available to the Committee to assist it in setting executive compensation levels. The Committee also considers individual-specific factors, such as individual performance, experience and level and scope of responsibilities, company performance and economic conditions, as described in more detail below. The Committee does not use a formula to determine compensation or as a fixed target.

In setting compensation, the Committee compares base salaries, annual incentive opportunities and long-term compensation for the NEOs to a peer group of similarly sized companies (which we refer to collectively as our “Compensation Peers”). In determining peer companies, the Committee considered similar companies within the technology, consumer electronic and digital music/sound production industries that had been public at least two to three years, with annual revenues approximately 1/2x to 3x our expected Fiscal 2019 revenue. Based on these criteria, the Committee reviewed peer group data from the following 13 peer companies for Fiscal 2019:

Fiscal 2019 Peer Group
Dolby Laboratories, Inc.	Nuance Communications, Inc.
Fitbit, Inc.	Pandora Media, Inc.
Garmin Ltd.	Plantronics, Inc.
GoPro, Inc.	Synaptics, Inc.
iRobot Corporation	Tivo, Inc.
Logitech International SA	Universal Electronics, Inc.
NETGEAR, Inc.

In addition to these Compensation Peers, the Committee also reviews pay data from the Radford technology survey, where relevant, and the compensation data of other companies identified by management as key business or labor market comparators even if these companies fall outside of our peer group parameters based on their respective financial profiles. Although such data is used for informational purposes only and is not used in setting executive compensation levels, the Committee is aware of the opportunities that exist for our NEOs and other employees in the technology sector, including at the Big Five technology companies (Apple, Amazon, Alphabet, Microsoft and Facebook), and as such reviews such information from time-to-time.

Fiscal 2019 NEO Compensation Decisions

Base Salary

We provide NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for NEOs are determined for each executive based on his or her position and responsibilities.

The base salaries of our executives are also determined by considering such factors as:

•	Experience of the executive

•	Time in position

•	Individual performance

•	Level of responsibility for the executive

•	Economic conditions, company performance, financial conditions and strategic goals

•	Competitive market data provided by the Committee’s independent compensation consultant

In general, base salary determinations are considered each year as part of the Committee's review process as well as upon a promotion or other change in job responsibility. In Fiscal 2019, as a result of our intentional shift in pay strategy to increase the competitiveness of cash compensation and reduce our historical reliance on equity incentives, the CEO recommended increases for NEOs other than himself and the Committee approved the following increases:

Name	FY18 Salary ($)	FY19 Salary ($)	% Increase
Patrick Spence	$350,000	$550,000	57%
Brittany Bagley	0	$475,000	0
Matthew Siegel	$375,000	$400,000	7%
Nicholas Millington	$350,000	$375,000	7%
Edward Lazarus	0	$375,000	0

Salaries for Ms. Bagley and Mr. Lazarus were negotiated as part of the package to attract each of these newly hired executives to Sonos.

Annual Cash Incentive Plan

We maintain an annual cash incentive plan that is designed to serve as an incentive to drive financial performance for the entire organization. For Fiscal 2019, the annual cash incentive opportunity for members of our senior management, including each NEO, increased from 15% to 25% of base salary, based on the Committee’s evaluation of the executive’s experience, level and scope of responsibility, individual performance, and competitive market pay levels.

Historically, the annual cash incentive program has been largely discretionary, with pre-established performance metrics and goals used to inform decision-making without formulaically determining the outcomes. For Fiscal 2019, the Committee approved a more structured and formulaic annual incentive plan that explicitly links bonus funding to year-over-year revenue growth and operating profit margin targets for Sonos, with each target weighted at 50%.

Bonus payout opportunities range from 50% of target for a minimum threshold level of performance (or zero bonus for performance below thresholds) and 150% of target for maximum level of performance, as shown in the table below:

YoY Revenue Growth Target 50% Weight	GAAP Operating Profit Margin Target 50% Weight	Bonus Payout
>30%	>6%	150%
25-30%	4-6%	Interpolated between 110% and 150%
20% - 24.9%	4%	110%
15% - 19.9%	3%	100%
10% - 14.9%	2%	90%
5% - 10%	0% - 2%	interpolated between 90% and 50%
<5%	<0%	0%

The Committee selected revenue growth and operating profit margin as the performance metrics for Fiscal 2019, with both metrics calculated in accordance with U.S. generally accepted accounting principles, based on the belief that sustainable, profitable growth is an important driver of stockholder value creation. Revenue growth and operating profit margin were both evaluated and weighted equally when determining a final payout.

Actual performance for Fiscal 2019 was 10.9% year-over-year revenue growth and an operating profit margin of 0.5%. Based on an evaluation of Fiscal 2019 performance, the Committee approved a payout at 75.4% of target bonus for our NEOs.

Fiscal 2019 Equity-Based Awards

The majority of the target total direct compensation of our executive officers, including our NEOs, is provided through equity awards. By having a significant percentage of our executive officers’ target total direct compensation payable in the form of equity that vests over a number of years and, thus, subject to higher risk and longer vesting than cash compensation, our executive officers are motivated to remain employed with Sonos and take actions that will benefit the Company and its stockholders over the long term.

We make annual equity grants to our executive officers in order to align their interests with those of our stockholders and ensure appropriate incentives are in place to promote a focus on our long-term strategic objectives. The sizes of these awards are not determined based on a specific formula, but rather through the exercise of the Committee’s judgment after considering the individual performance of each of the executive officers, including financial, operational, customer, strategic, product and competitive factors, the recommendations of our Chief Executive Officer (except with respect to his awards), the appropriate level of compensation for the position given the scope of responsibility, the need to hire or retain an individual in a particular position, the current unvested equity held by such individuals and related vesting schedules, the level of each executive officer’s total target cash compensation (base salary plus target cash incentive opportunity), and the perceived retentive value of the proposed awards.

Our equity program for Fiscal 2019 was focused primarily on RSUs with time-based vesting, although we did make a number of stock option awards associated with a) the new hire pay packages for our new General Counsel and CFO, and b) the special equity grant made to our CEO following the IPO (as discussed in more detail below). The Committee believes that RSUs appropriately manage dilution to existing investors and align our executive officers’ interests with long-term stockholder value creation as RSUs become more valuable as our stock price increases. The Committee also believes that stock options generally serve as an effective performance incentive for newly hired executive officers because the executive officer derives value only if our stock price increases, which benefits all stockholders. Both stock option and RSU grants are generally subject to time-based vesting over a period of four years, which generally incentivizes retention. For the RSU grants made in Fiscal 2019, the target value was divided by an average daily closing price of our common stock over a period preceding the date of grant, which may result in differences between target value and fair value as shown in the table below:

Name	Total Value of Awards ($)	Granted Number of Options	Granted Number of RSUs
Patrick Spence	$10,915,031	875,000	378,044
Brittany Bagley	$7,649,547	500,000	543,901
Matthew Siegel	$2,995,962	0	269,421
Nicholas Millington	$3,092,605	0	278,112
Edward Lazarus	$2,142,295	200,000	121,674

Please see the “Outstanding Equity Awards at Fiscal Year-End Table” below for more information regarding the vesting schedule of each stock award grant to our NEOs.

Special CEO Stock Award.

As discussed above, the Committee was concerned following the IPO that our CEO did not have sufficient unvested equity to fully align his interests with the interests of our stockholders and reward him for the future execution of our business strategy and creation of value for our stockholders.

To address this shortfall in Mr. Spence’s equity position, and in light of Mr. Spence’s strong performance, smooth transition into a publicly-traded company, and progress on our strategic growth initiatives in the prior year, the Committee granted Mr. Spence an award that was targeted at twice the annual guideline for his position provided by our compensation consultant. Specifically, the Committee targeted a regular award in RSUs, consistent with the philosophy for the rest of the executives, with a target value of $5 million (378,044 RSUs) and an additional, special award in stock options with the same targeted value of $5 million determined on the basis of the Black-Scholes pricing model (875,000 options). His RSU award will vest ratably over four years and his stock option will vest 50% in November 2021 and 50% in November 2022, with both awards subject to his continued employment through each applicable vesting date.

CFO New Hire Equity Award.

In connection with her joining Sonos as Chief Financial Officer in April 2019, with the approval of the Committee, Ms. Bagley received new hire equity awards of 500,000 stock options and 543,901 RSUs (which RSUs had a target grant fair date value equal to $6 million). Each award vests over four years, with 25% of such award vesting on the first anniversary of the grant and 1/16 of the award vesting quarterly thereafter until fully vested, subject to her continued employment through each applicable vesting date.

This new hire stock award was structured to be approximately four times the guideline annual grant value for the CFO position, and is intended to be the only equity award made to Ms. Bagley for the next several years. The rationale for “front-loading” her equity in this manner was to replace the annualized compensation package that she was receiving as a Managing Director of Kohlberg Kravis Roberts & Co., and to fully align her interests with the interests of our stockholders and incent and reward her for future value creation. Ms. Bagley was not an employee of Sonos at the time of our annual equity grant for Fiscal 2019.

Chief Legal Officer New Hire Equity Award.

In connection with his joining Sonos as Chief Legal Officer effective January 2019, with the approval of the Committee, Mr. Lazarus received new hire equity awards of 200,000 stock options and 69,528 RSUs. Each new hire award vests over four years, with 25% of such award vesting on the first anniversary of the grant and 1/16 of the award vesting quarterly thereafter until fully vested, subject to his continued employment through each applicable vesting date. This new hire package was structured to induce Mr. Lazarus to join the Company and includes both stock options and RSUs to align Mr. Lazarus’ interests with the interests of our stockholders and incent and reward him for future value creation. Mr. Lazarus also received a grant of 52,146 RSUs at the same time as part of the annual equity grant described above.

Benefits and Perquisites

We provide all of our employees, including our NEOs, broad-based employee benefits that are intended to attract and retain employees while providing them with health and welfare security, including medical, dental, vision, life and disability insurance coverage, and the ability for eligible participants to participate in our 401(k) plan. We also maintain a relocation program available to eligible employees that is consistent with current practices among publicly-traded companies as part of our efforts to attract and retain key talent. Our relocation program includes payments to put employees who relocate in service to Sonos in a tax neutral position. In Fiscal 2019, to assist in devoting her maximum time and attention to our business until her relocation to our headquarters is finalized, we provided Ms. Bagley with a monthly Surf Air membership for travel between her home in San Francisco and our Santa Barbara office. We also provide discounts on our products to all employees, as well as gift cards to purchase Sonos products based on employment anniversaries.

Hedging and Pledging Policy

Under the terms of our insider trading policy, no employees, contractors, consultants and members of our board of directors (and their respective family members and any affiliated entities, such as venture capital funds) may engage in hedging or monetization transactions involving Sonos securities, such as zero-cost collars and forward sale contracts, or engage in short sales of Sonos securities, including short sales “against the box.” In addition, such persons may not hold Sonos securities in a margin account or pledge Sonos securities as collateral for a loan unless the pledge has been approved by our Compliance Officer.

Our Compensation-Setting Process

Role of the Compensation Committee

The Committee works closely with its independent consultant and meets regularly, including in executive session without members of management present, to make decisions on our executive compensation program and on the compensation of our CEO and other executives. The Committee reviews a variety of market data and information, including company, Compensation Peers, and technology industry compensation information, and considers the recommendations of its independent consultant when making compensation decisions. The Committee Chair reports the actions of the Committee to our board of directors at each regular meeting. The Committee’s responsibilities include, among other things, reviewing and approving (or making recommendations to the board of directors, as applicable, regarding):

•	Overall compensation strategy

•	Amounts and form of executive compensation, including base salary, incentive compensation and equity-based compensation

•	Goals and objectives to be considered in determining the compensation of the CEO and other executive officers

•	Annual and long-term incentive plans and benefit plans

•	Board compensation

•	Annual proxy disclosure/ CD&A disclosure

•	Compensation peer group

Role of the Independent Compensation Consultant

Following our IPO in 2018, the Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its independent compensation consultant. Semler Brossy is retained by and reports directly to the Committee. The Committee has analyzed whether the work of Semler Brossy as a compensation consultant raises any conflict of interest and has determined that the work of Semler Brossy has not created any conflict of interest.

Semler Brossy reviews and advises on all principal aspects of the executive compensation program. Its main responsibilities include:

•
Providing independent advice to the Committee on current trends and best practices in compensation design and program alternatives, and advises on plans or practices that may improve the effectiveness of our compensation program

•
Providing and discussing peer group and survey data for competitive comparisons and, based on this information, offer independent recommendations on NEO compensation, including the CEO and newly hired executives

•	Review of the equity plan and assessment of total stock usage relative to peers

•	Reviewing the CD&A and other compensation-related disclosures in our proxy statements

•	Offering recommendations, insights and perspectives on compensation-related matters

•	Assisting the Committee in designing executive compensation programs that are competitive and aligning the interests of our executives with those of our stockholders

The Committee typically asks Semler Brossy to attend the Committee’s meetings. Semler Brossy communicates regularly with the Committee Chair outside of committee meetings and also meets with management to gather information and review proposals.

Role of Management

Our CEO and our other executive officers do not set their own compensation nor are they present when the Committee sets their specific individual compensation. Our CEO provides his evaluation of each executive officer’s performance to the Committee, and makes recommendations with respect to base salary and target incentives, incentive awards and equity awards for each executive officer other than himself. This recommendation is considered by the Committee, which makes its own ultimate determinations.

The human resources department provides additional analysis and guidance as requested by the Committee related to NEO compensation, including the following:

•	Developing, summarizing and presenting information and analyses to enable the Committee to execute its responsibilities, as well as addressing specific requests for information from the Committee

•	Attending Committee meetings, as requested, to provide information, respond to questions and otherwise assist the Committee

•	Assisting the CEO in making preliminary recommendations of base salary structure, annual and long-term incentive awards

Executive and Director Stock Ownership Guidelines Policy

The Committee has adopted Stock Ownership Guidelines for executives. In general, each executive has five years from the date he or she becomes an executive to accumulate the appropriate number of shares. In addition, each executive is required to retain 50% of any after tax shares received from the vesting of awards or exercise of stock options until his or her ownership guideline is met. The purpose of the guidelines is to encourage our executive officers to own and retain Company shares, thereby aligning their interests with our stockholders.

We review our stock ownership guidelines on a periodic basis. Given the intentional structure of our compensation strategy, which continues to emphasize stock as a primary incentive vehicle, we have established guidelines that are generally higher than typical market practices.

The table below describes the current ownership guidelines for the NEOs. As of the Record Date, each of our NEOs has either met his or her stock ownership guideline goal or is on track to meet this goal within the prescribed five-year time frame. In addition to shares held outright by the director or officer, vested but unexercised stock options and unvested RSUs count towards expected ownership levels.

Stock Ownership Guideline

Role	Multiple of Salary or Cash Retainer
CEO	10x
Other NEOs	5x
Non-Employee Director	5x

Employment, Severance and Change in Control Agreements

We have entered into offer letters with each of our NEOs. Each of these arrangements provides for at-will employment and generally includes the NEO’s initial base salary and an indication of eligibility for an annual cash incentive award opportunity and for the grant of an initial equity award. In addition, each of our NEOs has executed a form of our standard confidential information and invention assignment agreement.

Each of the stock options held by our NEOs that were granted under our 2003 Stock Plan (“2003 Plan”) contains a provision for accelerated vesting of 50% of the outstanding unvested options upon an involuntary termination occurring within two months prior to, or within six months following, a change in control. Each of the stock options and RSU awards granted to our NEOs under our 2018 Plan in Fiscal 2019 contains a provision for the full acceleration of vesting upon an involuntary termination occurring within two months prior to, or within 12 months following, a change in control. Such benefits are intended to incentivize executives who might be involved in acquisition or merger discussions with another entity to make decisions that are in the best interest of Sonos and our stockholders, without being unduly biased by the impact of such a transaction on their personal situation.

In May 2019, we entered into a consulting agreement with Mr. Giannetto for the continuation of his employment through the end of Fiscal 2019 and the provision of consulting services for 18 months thereafter related to his prior service and expertise as our Chief Financial Officer. As part of securing such services, we agreed to continue Mr. Giannetto’s health, dental and vision coverage on our plans until he turns 65, with Mr. Giannetto responsible for the payment of premiums applicable to U.S. active employees. No NEO is part of any other guaranteed severance or change-in-control plan. Please see “Potential Payments upon Termination or Change in Control” for more information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of our NEOs.

Tax Deductibility

Section 162(m) of the Code (“Section 162(m)”) places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Committee considers the deductibility of compensation as one factor in determining executive compensation, the Committee retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

Report of the Compensation Committee

Our compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, our compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be incorporated by reference in annual report on Form 10-K for the fiscal year ended September 28, 2019 and this Proxy Statement.

Submitted by the Compensation Committee
Thomas Conrad, Chair
Karen Boone
John Maeda

Summary Compensation Table
The following table provides information concerning the compensation of each of our named executive officers for each fiscal year in which they were a named executive officer during the last three fiscal years:

	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)	Total ($)
Patrick Spence	2019	550,000	—	5,836,999	5,078,032	103,675	—	11,568,706
Chief Executive Officer	2018	350,000	52,500 (3)	—	1,951,253	—	—	2,353,753
	2017	350,000	—	—	1,696	66,500	—	418,196
Brittany Bagley(4)	2019	210,705	50,000 (5)	5,759,912	1,889,635	—	112,607 (6)	8,022,859
Chief Financial Officer
Michael Giannetto(7)	2019	400,000	—	1,739,591	—	—	7,411 (8)	2,147,002
Former Chief Executive Officer	2018	362,500	56,250 (3)	—	553,216	—	—	971,966
	2017	350,000	—	—	291,516	52,500	—	694,016
Nicholas Millington	2019	362,500	—	3,092,605	—	68,331	8,203 (8)	3,531,639
Chief Product Officer	2018	350,000	52,500 (3)	—	574,487	—	—	976,987
Matthew Siegel	2019	400,000	—	2,995,962	—	75,400	7,500 (8)	3,478,862
Chief Commercial Officer	2018	362,500	56,250 (3)	—	500,040	—	—	918,790
Edward Lazarus(9)	2019	273,878	21,000 (10)	1,353,015	789,280	51,626	55,184 (6)	2,543,983
Chief Legal Officer & Corporate Secretary

(1)
Reflects the aggregate grant date fair value of the awards granted under our 2003 Plan or our 2018 Plan to our named executive officers during the fiscal years ended September 28, 2019, September 29, 2018 and September 30, 2017, as computed in accordance with ASC 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in Note 8 to our audited consolidated financial statements included in our Annual Report. The amounts reported in this column reflect the accounting value for these equity awards and do not correspond to the actual economic value that may be received by our named executive officers from the equity awards.

(2)
These amounts reflect bonuses earned by Messrs. Spence, Millington, Siegel and Lazarus based upon achievement of financial objectives and milestones. For more information, see “-Fiscal 2019 Pay Decisions” above.

(3)
These amounts reflect a special payout at 100% of target bonuses paid for performance in the 2018 fiscal year, as approved by our compensation committee for all employees including our named executive officers.

(4)	Ms. Bagley was named Chief Financial Officer effective April 22, 2019.

(5)	This amount reflects a one-time guaranteed bonus to Ms. Bagley, payable in November 2019, subject to her being employed through the payment date.

(6)
These amounts for Ms. Bagley and Mr. Lazarus reflect: (a) contributions made by us under our 401(k) plan in the amount of $1,746 for Ms. Bagley and $7,375 for Mr. Lazarus, (b) relocation benefits to assist in the transition to our headquarters in Santa Barbara, California in the amount of $42,888 for Ms. Bagley and $47,809 for Mr. Lazarus, which includes a tax neutralization payment of $12,888 for Ms. Bagley and $17,809 for Mr. Lazarus under our relocation policy, which provides tax neutralization payments for all employees receiving a relocation benefit, (c) for Ms. Bagley, quarterly cash retainer payments in the aggregate amount of $25,000 for her service as a non-employee director on our board through April 3, 2019, and (d) for Ms. Bagley, monthly Surf Air membership fees in the aggregate amount of $22,685 for travel between her home in San Francisco and our Santa Barbara office and an associated tax neutralization payment of $20,288 calculated using the Standard Industry Fare Level (SIFL) rate.

(7)
Mr. Giannetto retired effective July 1, 2019. Under the terms of his consulting agreement with us, he continued as an employee through September 30, 2019 but agreed to go on leave during such period and as such was not eligible for a bonus for the fiscal year ended September 28, 2019.

(8)	These amounts reflect contributions made by us under our 401(k) plan.

(9)	Mr. Lazarus was named Chief Legal Officer & Corporate Secretary effective January 2, 2019.

(10)	This amount reflects a sign-on bonus.

Grants of Plan-Based Awards in Fiscal 2019 Table
The following table presents information concerning each grant of an award made to the named executive officers during the fiscal year ended September 28, 2019 under any cash or equity incentive plan.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Shares Underlying Option (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Type of Award	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)
Patrick Spence	Cash	—	—	34,375	137,500	206,250	—	—	—	—
	Option	11/19/18	11/19/18	—	—	—	—	875,000	15.44	5,078,032
	RSUs	11/19/18	11/19/18	—	—	—	378,044	—	—	5,836,999
Brittany Bagley	Cash	—	—	—	—	—	—	—	—	—
	Option	5/15/19	5/15/19	—	—	—	—	500,000	10.59	1,889,635
	RSUs	5/15/19	5/15/19	—	—	—	543,901	—	—	5,759,912
Michael Giannetto	Cash	—	—	—	—	—	—	—	—	—
	RSUs	2/15/19	2/15/19	—	—	—	156,438	—	—	1,739,591
Nicholas Millington	Cash	—	—	22,656	90,625	135,938	—	—	—	—
	RSUs	02/15/19	02/15/19	—	—	—	278,112	—	—	3,092,605
Matthew Siegel	Cash	—	—	25,000	100,000	150,000	—	—	—	—
	RSUs	02/15/19	02/15/19	—	—	—	269,421	—	—	2,995,962
Edward Lazarus	Cash	—	—	17,117	68,470	102,704	—	—	—	—
	Option	02/15/19	02/15/19	—	—	—	—	200,000	11.120	789,280
	RSUs	02/15/19	02/15/19	—	—	—	121,674	—	—	1,353,015

(1)
Reflects threshold, target and maximum target bonus amounts for Fiscal 2019 performance under our Annual Cash Incentive Plan, as described in “—Fiscal 2019 Pay Decisions - Annual Cash Incentive Plan” above. These amounts do not necessarily correspond to the actual value received by the named executive officer.

(2)
The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in Note 8 to our audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended September 28, 2019. The amounts reported in this column reflect the accounting value for these equity awards and do not correspond to the actual economic value that may be received by our named executive officers from the equity awards.

Outstanding Equity Awards at Fiscal Year-End Table
The following table provides information regarding the outstanding stock option awards held by our named executive officers as of September 28, 2019.

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options		Option Exercise Price ($)		Number of Shares or Units of Stock that Have not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (17)
Name	Grant Date (1)	Exercisable	Unexercisable		Option Expiration Date
Patrick Spence	10/12/2012 (2)	800,000	—	4.38	10/11/2022	—	—
	7/1/2013 (2)	121,394	—	5.00	6/30/2023	—	—
	8/1/2014 (2)	114,578	—	11.28	7/31/2024	—	—
	7/7/2016 (3)	51,168	8,736	13.56	7/6/2026	—	—
	9/8/2016 (4)	403,444	134,348	13.56	9/7/2026	—	—
	11/14/2016 (2)	15,948	—	13.56	8/11/2025	—	—
	11/7/2017 (5)	76,110	82,730	15.03	11/6/2027	—	—
	8/1/2018 (6)	50,000	150,000	15.00	7/31/2028	—	—
	11/19/2018	—	875,000 (7)	15.44	11/18/2028	—	—
	11/19/2018	—	—	—	—	307,161 (8)	4,149,745
Brittany Bagley	5/15/2019	—	500,000 (9)	10.59	5/14/2029	543,901 (10)	7,348,103
Michael Giannetto	2/3/2012 (2)	182,720	—	1.93	2/2/2022	—	—
	8/1/2014 (2)	53,470	—	11.28	7/31/2024	—	—
	7/7/2016 (3)	23,878	4,078	13.56	7/6/2026	—	—
	9/8/2016 (4)	61,962	20,656	13.56	9/7/2026	—	—
	11/14/2016 (2)	18,618	—	13.56	8/11/2025	—	—
	5/22/2017 (11)	36,250	23,750	13.56	5/21/2027	—	—
	5/25/2018 (12)	21,250	38,750	15.11	5/24/2028	—	—
	8/1/2018 (6)	10,750	32,250	15.00	7/31/2028	—	—
	2/15/2019	—	—	—	—	—	—
	2/15/2019	—	—	—	—	136,884 (13)	1,849,303
Nicholas Millington	2/26/2010 (2)	40,000	—	1.50	2/25/2020	—	—
	5/21/2010 (2)	68,000	—	1.58	5/20/2020	—	—
	7/30/2010 (2)	140,000	—	1.60	7/29/2020	—	—
	3/25/2011 (2)	66,130	—	1.70	3/24/2021	—	—
	3/9/2012 (2)	50,400	—	2.50	3/8/2022	—	—
	7/1/2013 (2)	134,154	—	5.00	6/30/2023	—	—
	8/1/2014 (2)	45,830	—	11.28	7/31/2024	—	—
	7/7/2016 (3)	133,968	22,874	13.56	7/6/2026	—	—
	9/8/2016 (4)	145,230	48,412	13.56	9/7/2026	—	—
	11/14/2016 (2)	19,948	—	13.56	8/11/2025	—	—
	5/22/2017 (11)	30,208	19,792	13.56	5/21/2027	—	—
	5/25/2018 (12)	22,666	41,334	15.11	5/24/2028	—	—
	8/1/2018 (6)	10,750	32,250	15.00	7/31/2028	—	—
	2/15/2019	—	—	—	—	243,348 (13)	3,287,631
Matthew Siegel	11/7/2017 (14)	127,066	127,066	15.03	11/6/2027	—	—
	5/25/2018 (12)	17,708	32,292	15.11	5/24/2028	—	—

	8/1/2018 (6)	10,750	32,250	15.00	7/31/2028	—	—
	2/15/2019	—	—	—	—	235,774 (13)	3,184,901
Edward Lazarus	2/15/2019	—	200,000 (15)	11.12	2/14/2029	—	—
	2/15/2019	—	—	—	—	115,156 (16)	1,555,758

(1)
All of the outstanding stock option awards were granted under our 2003 Plan, except for those with a grant date of August 1, 2018, November 19, 2018 and February 15, 2019, which were granted under our 2018 Plan.

(2)	The options were fully vested and immediately exercisable as of September 28, 2019.

(3)	1/48th of the options vested on May 1, 2016 and an additional 1/48th vests monthly thereafter, subject to continued service to us as of each vesting date.

(4)	1/48th of the options vested on October 8, 2016 and an additional 1/48th vests monthly thereafter, subject to continued service to us as of each vesting date.

(5)	1/48th of the options vested on November 1, 2017 and an additional 1/48th vests monthly thereafter, subject to continued service to us as of each vesting date.

(6)	1/4th of the options vested on August 1, 2019 and an additional 1/16th vests quarterly thereafter, subject to continued service to us as of each vesting date.

(7)	1/2 of the options will vest on November 15, 2021 and the remaining 1/2 of the option will vest on November 15, 2022, subject to continued service to us as of each vesting date.

(8)	1/16th of the shares subject to the RSUs vested on November 15, 2018 and an additional 1/16th vests quarterly thereafter, subject to continued service to us as of each vesting date.

(9)	1/4th of the options will vest on May 15, 2020 and an additional 1/16th vests quarterly thereafter, subject to continued service to us as of each vesting date.

(10)	1/4th of the shares subject to the RSUs will vest on May 15, 2020 and an additional 1/16th vests quarterly thereafter, subject to continued service to us as of each vesting date.

(11)	1/48th of the options vested on May 1, 2017 and an additional 1/48th vests monthly thereafter, subject to continued service to us as of each vesting date.

(12)	1/48th of the options vested on May 1, 2018 and an additional 1/48th vests monthly thereafter, subject to continued service to us as of each vesting date.

(13)	1/416h of the shares subject to the RSUs vested on February 15, 2019 and an additional 1/16th vests quarterly thereafter, subject to continued service to us as of each vesting date.

(14)	1/4th of the options vested on September 5, 2018 and an additional 1/48th vests monthly thereafter, subject to continued service to us as of each vesting date.

(15)	1/4th of the options will vest on February 15, 2020 and an additional 1/16th vests quarterly thereafter, subject to continued service to us as of each vesting date.

(16)
Consists of a grant of (i) 69,528 RSUs, of which 1/4th of the shares subject to such RSUs will vest on February 15, 2020 and an additional 1/16th vests quarterly thereafter, and (ii) 52,146 RSUs, of which 1/16th of the shares subject to such RSUs vested on February 15, 2019 and an additional 1/16th vests quarterly thereafter, each subject to continued service to us as of each vesting date.

(16)
The market values of the RSU awards that have not vested are calculated by multiplying the number of shares underlying the RSU awards shown in the table by $13.51, the closing market price of our shares of our common stock on September 27, 2019, the last trading day of Fiscal 2019.

Fiscal 2019 Option Exercises and Stock Vested Table
The following table provides information regarding the number of shares of common stock acquired and the value realized pursuant to the exercise of stock options during Fiscal 2019 by each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Patrick Spence	—	—	70,883	794,362
Brittany Bagley	—	—	—	—
Michael Giannetto	286,176	2,617,790	19,554	219,938
Nicholas Millington	100,000	1,202,000	34,764	391,095
Matthew Siegel	—	—	33,677	378,867
Edward Lazarus	—	—	6,518	73,328

(1)
The value realized on exercise reflects the difference between the fair market value of our common stock at the time of exercise on the exercise date and the exercise price of the option. Amounts shown are presented on an aggregate basis for all exercises that occurred during Fiscal 2019.

(2)
The value realized on vesting is based on the number of shares underlying the RSU awards that vested multiplied by the closing market price of the shares of our common stock on the vesting date, except where such vesting date fell on a day that was not a trading day, in which case such value was calculated by multiplying the number of shares acquired on vesting by the closing market price on the trading day immediately prior to the vesting date.

Potential Payments upon Termination or Change in Control
The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below for each of the named executive officers, other than Mr. Giannetto. Except where otherwise noted, payments and benefits are estimated assuming that the triggering event took place on the last business day of Fiscal 2019, which was September 27, 2019, and that the price per share of our common stock was the closing price on The Nasdaq Global Select Market as of that date, which was $13.51 per share. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

	Qualifying Termination Within Two Months Prior to, or Within Six Months Following, a Change of Control (1)	Qualifying Termination Within Seven to Twelve Months Following a Change of Control (1)
Name	Acceleration of Equity Vesting ($) (2)	Acceleration of Equity Vesting ($) (2)
Patrick Spence	4,149,745	4,149,745
Brittany Bagley	8,808,103	8,808,103
Edward Lazarus	2,033,758	2,033,758
Nicholas Millington	3,287,631	3,287,631
Matthew Siegel	3,184,901	3,184,901

(1)
As used herein, a “Qualifying Termination” means either an involuntary termination of employment without cause or a voluntary resignation for good reason, in each case as such terms are defined in the applicable stock award agreement.

(2)
The value for stock option awards is calculated by multiplying (i) the number of unvested shares that would be subject to an acceleration of vesting by (ii) the difference between $13.51 (the per share closing stock price on September 27, 2019, the last trading date of Fiscal 2019) and the exercise price of the applicable stock options. The value for RSU awards is calculated by multiplying (i) the number of unvested shares that would be subject to an acceleration of vesting by (ii)  $13.51 (the per share closing stock price on September 27, 2019, the last trading date of Fiscal 2019). The amounts in each column are the same because all stock options granted under the 2003 Plan that were unvested as of September 27, 2019 are underwater based on the per share closing stock price on September 27, 2019.

Mr. Giannetto retired effective July 1, 2019 and entered into a consulting agreement with us. Under the terms of his consulting agreement, he agreed to continue as an employee on leave through September 30, 2019, during which time he would exhaust all his paid time off, and then to serve as a consultant providing services related to his prior service and expertise as our Chief Financial Officer for 18 months following Fiscal 2019. As part of securing such services, we agreed to continue Mr. Giannetto’s health, dental and vision coverage on our plans until he turns 65, with Mr. Giannetto responsible for the payment of premiums applicable to U.S. active employees, and his outstanding stock awards continue to vest during his consulting period. Mr. Giannetto's consulting agreement may only be terminated for “cause” (as defined in his consulting agreement). The total estimated value of Mr. Giannetto's retirement benefits is set forth in the table below:

Name	Value of Continued Equity Vesting ($) (1)	Value of Continued Health Benefits ($) (2)
Michael Giannetto	792,564	183,637

(1)
The value for stock option awards is calculated by multiplying (i) the number of unvested shares that would be subject to continued vesting by (ii) the difference between $13.51 (the per share closing stock price on September 27, 2019, the last trading date of Fiscal 2019) and the exercise price of the applicable stock options. The value for RSU awards is calculated by multiplying (i) the number of unvested shares that would be subject to continued vesting by (ii)  $13.51 (the per share closing stock price on September 27, 2019, the last trading date of Fiscal 2019). For purposes of determining the value of Mr. Giannetto’s continued vesting, we have assumed that the fiscal year end price remains constant through each applicable vesting date.

(2)
The value of Mr. Giannetto’s continued health benefits is equal to the estimated cost of premiums that will be paid by us until Mr. Giannetto turns 65, calculated using the actual premiums paid through December 31, 2019 and thereafter assuming the cost of premiums as of January 1, 2020 remains constant throughout each applicable payment date.

CEO Pay Ratio
For Fiscal 2019, the median of the annual total compensation of all employees of our company (other than our CEO) was $145,694 and the annual total compensation of our CEO, Patrick Spence, was $11,568,706. Based on this information, for Fiscal 2019, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 79 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
To identify the median of the annual total compensation of all of our employees and to determine the annual total compensation of the “median employee,” we used the following methodology, material assumptions, adjustments and estimates:
•We selected September 28, 2019 as the date upon which we would identify our median employee.
•As of September 28, 2019, our employee population consisted of approximately 1,489 individuals, of which 1,045 were in the United States and 444 were outside of the United States. In determining our employee population, we considered our worldwide employees as of September 28, 2019, whether employed on a full-time, part-time, temporary or seasonal basis.
•To identify our “median employee,” we looked at the total direct compensation for Fiscal 2019 for all active employees, which for this purpose included each such employee's Fiscal 2019 annual base salary (or, in the case of non-salaried employees, hourly rate multiplied by his or her Fiscal 2019 work schedule) plus his or her Fiscal 2019 target bonus (or commissions) plus the actual accounting value of his or her Fiscal 2019 equity awards, if any, and annualized the compensation of any employees who started after our Fiscal 2019 start date.
•With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for Fiscal 2019 in accordance with the requirements of Item 401(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $145,694.
With respect to the annual total compensation for our CEO, we used the amount reported in the “Total” column of the “Summary Compensation Table” set forth above.
Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of September 28, 2019 with respect to compensation plans under which shares of our common stock may be issued. The equity compensation plans approved by our stockholders include our 2003 Plan, our 2018 Plan and our 2018 Employee Stock Purchase Plan (the “ESPP”).

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding securities	Weighted-average exercise price of outstanding securities ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	43,872,354 (1)	11.39 (2)	31,066,122 (3)
Equity compensation plans not approved by security holders	—	N/A	—
Total	43,872,354	11.39	31,066,122

(1)	Includes 37,155,568 stock options outstanding under the 2003 Plan and the 2018 Plan and 6,716,786 RSUs outstanding under the 2018 Plan, each as of September 29, 2018.

(2)
The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and do not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

(3)
Includes 25,280,393 shares available for issuance under the 2018 Plan and 5,785,729 shares available for issuance under the ESPP. There are no shares of common stock available for issuance under the 2003 Plan, but the 2003 Plan will continue to govern the terms of stock options granted thereunder. Any shares of common stock that are subject to outstanding awards under the 2003 Plan that cease to be subject to such awards or that are forfeited or repurchased at their original issue price will generally be available for future grant and issuance as shares of common stock under the 2018 Plan; however, shares subject to awards under the 2003 Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award will not become available for future grant or sale under the 2018 Plan. In addition, the number of shares reserved for issuance under the 2018 Plan automatically increases on January 1 of each year through 2028 by a number of shares of common stock equal to the lesser of (i) 5% of the total outstanding shares of our common stock and common stock equivalents as of the immediately preceding December 31 (rounded to the nearest whole share) and (ii) a number of shares determined by our board of directors. The ESPP is not currently in effect, but rather allows our compensation committee to select a future date, if at all, upon which to implement the ESPP. The number of shares reserved for issuance under the ESPP automatically increases on January 1 of each year through 2028 by the number of shares equal to 2% of the total number of outstanding shares of our common stock and common stock equivalents as of the immediately preceding December 31. However, our board of directors may reduce the amount of the increase in any particular year. The aggregate number of shares issued over the term of the ESPP will not exceed 40,000,000 shares of our common stock. Pursuant to these provisions, an additional 7,464,324 and 2,985,729 shares of common stock were added to the 2018 Plan and ESPP, respectively, effective January 1, 2019, which are reflected in the table above.

.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review, Approval or Ratification of Transactions with Related Parties
Our written related party transactions policy states that a “Related Party” is not permitted to enter into a material related party transaction with us without the prior review and approval of our audit committee. Pursuant to the policy, our audit committee must review, consider and approve any request for us to enter into a transaction with any Related Party in which the amount involved exceeds $120,000. In approving or rejecting any such proposal, our audit committee considers the relevant facts and circumstances available and deemed relevant to the committee, including, but not limited to, the relationship of the Related Party to us, the Related Party's interest in the transaction, the approximately dollar value of the transaction, the potential benefit to us, and the terms of the transaction and the terms available from unrelated third parties. In the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest, a committee comprised solely of independent directors will review such transaction request.
A “Related Party” is any of our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock and any immediate family members of the foregoing persons.
In Fiscal 2019, we were not party to any transaction or series of transactions which required review or approval under our related party transactions policy or disclosure under applicable SEC rules.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in the fiscal year ended September 28, 2019, except for the following: (1) for each of Mr. Spence, Mr. Siegel, Mr. Millington, Mr. Lazarus, and Ms. Fraser, a Form 4 with respect to a quarterly RSU vest was inadvertently filed late due to an administrative error and (2) for Mr. Millington, a Form 4 for an option exercise and a Form 4 for a 10b5-1 sale were inadvertently filed late due to an administrative error.

REPORT OF THE AUDIT COMMITTEE
Our audit committee has reviewed and discussed with our management and PricewaterhouseCoopers LLP our audited consolidated financial statements for the fiscal year ended September 28, 2019. Our audit committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC.
Our audit committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with our audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from us.
Based on the review and discussions referred to above, our audit committee recommended to our board of directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended September 28, 2019 for filing with the U.S. Securities and Exchange Commission.
Submitted by the Audit Committee
Karen Boone, Chair
Robert Bach
Julius Genachowski

ADDITIONAL INFORMATION
Stockholder Proposals for the 2021 Annual Meeting
Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials for the 2021 Annual Meeting
Our restated bylaws provide that stockholders may present proposals for inclusion in our proxy statement by submitting their proposals in writing to our Corporate Secretary at Sonos, Inc., 614 Chapala Street, Santa Barbara, CA 93101, Attn: Corporate Secretary. In order to be included in the proxy statement for our Annual Meeting of Stockholders to be held in 2021 (the “2021 Annual Meeting”), stockholder proposals must be received by our Corporate Secretary no later than September 19, 2020 and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.
Requirements for Stockholder Proposals to be Brought Before the 2021 Annual Meeting
Our restated bylaws provide that stockholders may present a proposal to be considered at annual meeting by providing timely notice to our Corporate Secretary. To be timely for our 2021 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at Sonos, Inc., 614 Chapala Street, Santa Barbara, CA 93101 between 5:00 p.m. Pacific Time on November 14, 2020 and 5:00 p.m. Pacific Time on December 14, 2020. For each matter the stockholder proposes to bring before the annual meeting, a stockholder’s notice to the Corporate Secretary must set forth the information required by our restated bylaws.
A copy of our restated bylaws is available as Exhibit 3.2 to our Form 10-Q filed September 11, 2018.
Available Information
We will mail, without charge, upon written request, a copy of our annual report on Form 10-K for the fiscal year ended September 28, 2019, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
Sonos, Inc.
614 Chapala Street
Santa Barbara, CA 93101
Attn: Investor Relations
Our annual report on Form 10-K for the fiscal year ended September 28, 2019 is also available at https://investors.sonos.com under “SEC Filings” in the “Reports & Filings” section of our website.
Electronic Delivery of Stockholder Communications
We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via email. With electronic delivery, you will be notified via email as soon as future annual reports and proxy statements are available via the internet, and you can submit your stockholder votes online. Electronic delivery can also eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:

•
Registered Owner (you hold our common stock in your own name through our transfer agent, American Stock Transfer & Trust Company, LLC, or you are in possession of stock certificates): visit www.astfinancial.com and log into your account to enroll.

•
Beneficial Owner (your shares are held by a brokerage firm, a bank, a trustee or a nominee): If you hold shares beneficially, please follow the instructions provided to you by your broker, bank, trustee or nominee.

Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may contact American Stock Transfer & Trust Company, LLC, our transfer agent, through its website at www.astfinancial.com or by phone at (800) 937-5449.

“Householding”: Stockholders Sharing the Same Last Name and Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.
This year, a number of brokers with account holders who are our stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.
Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, our annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write our Investor Relations department at Sonos, Inc., 614 Chapala Street, Santa Barbara, CA 93101, Attn: Investor Relations, or call (805) 965-3001.
Any stockholders who share the same address and receive multiple copies of our Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or our Investor Relations department at the address or telephone number listed above.

OTHER MATTERS
As of the date of this Proxy Statement, our board of directors does not intend to present, and has not been informed that any other person intends to present, any matter before the Annual Meeting other than those matters specified in the Notice of Annual Meeting of Stockholders. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will vote in respect thereof in accordance with their best judgment.
By Order of the Board of Directors,
Edward Lazarus
Chief Legal Officer and Corporate Secretary
Santa Barbara, California
January 16, 2020

Annex A: Reconciliation of Non-GAAP Items

We have provided in this Proxy Statement financial information that has not been prepared in accordance with generally accepted accounting principles (“U.S. GAAP”). These non-GAAP financial measures are not based on any standardized methodology prescribed by U.S. GAAP and are not necessarily comparable to similarly titled measures presented by other companies. We use these non-GAAP financial measures to evaluate our operating performance and trends and make planning decisions. We believe that these non-GAAP financial measures help identify underlying trends in our business that could otherwise be masked by the effect of the expenses and other items that we exclude in these non-GAAP financial measures. Accordingly, we believe that these non-GAAP financial measures provide useful information to stockholders and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to a key financial metric used by our management in its financial and operational decision-making.
Non-GAAP financial measures should not be considered in isolation of, or as an alternative to, measures prepared in accordance with U.S. GAAP. Stockholders are encouraged to review the reconciliation of these financial measures to their nearest U.S. GAAP financial equivalents provided in the tables below. We define adjusted EBITDA as net income (loss) adjusted to exclude the impact of depreciation, stock-based compensation expense, interest income, interest expense, other income (expense), income taxes and items considered to be non-recurring. We define adjusted EBITDA margin as adjusted EBITDA divided by revenue. We define adjusted EBITDA margin as adjusted EBITDA divided by revenue. We define free cash flow as defined as net cash from operations less purchases of property and equipment. We calculate constant currency growth percentages by translating our prior-period financial results using the current period average currency exchange rates and comparing these amounts to our current period reported results.

Non-GAAP reconciliation
(unaudited, dollars in thousands)
	Three Months Ended		Year Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
(in thousands, except percentages)
Net loss	$(29,600)	$(1,720)	$(4,766)	$(15,604)
Depreciation	9,012	10,712	36,415	39,358
Stock-based compensation expense	13,049	9,247	46,575	38,645
Interest income	(1,416)	(317)	(4,349)	(731)
Interest expense	584	1,461	2,499	5,242
Other expense, net	4,985	847	8,625	1,162
Provision for (benefit from) income taxes	615	(70)	3,690	1,056
Adjusted EBITDA	$(2,771)	$20,160	$88,689	$69,128
Revenue	$294,160	$272,940	$1,260,823	$1,137,008
Adjusted EBITDA margin	(0.9)%	7.4%	7.0%	6.1%

Free cash flow reconciliation
(unaudited, in thousands)
	Year Ended
	September 28, 2019	September 29, 2018
Cash flows provided by operating activities	$120,636	$30,570
Less: purchases of property and equipment	(23,222)	(35,747)
Free cash flow	$97,414	$(5,177)

SONOS

SONOS, INC.
614 CHAPALA STREET
SANTA BARBARA, CA 93101

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on February 26, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on February 26, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E89082-P30591 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SONOS, INC.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01) Thomas Conrad
02) Julius Genachowski
03) Michelangelo Volpi

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR Proposal Two

	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as Sonos' independent registered accounting firm for the fiscal year ending October 3, 2020	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E89083-P30591

SONOS, INC.
Annual Meeting of Stockholders
February 27, 2020 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Patrick Spence and Edward Lazarus, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided herein, all the shares of the common stock of Sonos, Inc. to which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Sonos, Inc. to be held on February 27, 2020 or at any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations (i.e. FOR ALL NOMINEES listed in Proposal One and FOR Proposal Two). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side